Exhibit 99.1

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                          NEW ENGLAND BANCSHARES, INC.
                               660 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200


               New England Bancshares, Inc. Reports 40.0% Increase
                in Earnings for the Quarter Ended June 30, 2005

ENFIELD, CT, July 14, 2005 - New England Bancshares,  Inc. (the "Company") (OTC:
NEBS), the holding company for Enfield Federal Savings and Loan Association, reported net income for the quarter ended June 30, 2005 of $336,000, or $0.15 per diluted share, an increase of $96,000, or 40.0%, from the $240,000, or $0.11 per diluted share, reported for the same quarter a year ago. The increase in net income was due to a $179,000 increase in net interest and dividend income, a $28,000 decrease in the provision for loan losses and a $22,000 increase in non-interest income, partially offset by a $74,000 increase in non-interest expense and a $59,000 increase in income taxes.

Net interest and dividend income for the quarter ended June 30, 2005 increased by $179,000, or 10.2%, compared to the same quarter a year ago. This increase was primarily from the growth in the loan portfolio. The Company's net interest margin for the quarter ended June 30, 2005 was 3.81% compared to 3.79% in the year earlier period.

The provision for loan losses was $32,000 for the quarter ended June 30, 2005 compared to $60,000 for the quarter ended June 30, 2004. The allowance for loan losses as a percentage of gross loans was 1.04% and 1.07% at June 30, 2005 and March 31, 2005, respectively. The allowance for loan losses as a percentage of non-performing loans increased from 309.70% at March 31, 2005 to 312.13% at June 30, 2005. To determine the adequacy of the allowance, the Company looks at historical trends in the growth and composition of its loan portfolio, the amount of non-performing loans, and net charge-offs among other factors. The Company will determine the necessity of providing for loan losses in the future depending upon the factors listed above as well as the growth of the inherently riskier commercial loan portfolio.

Non-interest income for the quarter ended June 30, 2005 was $185,000 compared to $163,000 reported for the same period last year, an increase of $22,000, or 13.5%. The increase was caused primarily by a $42,000 increase in service


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charges on deposit accounts,  partially offset by an $11,000 decrease in gain on sale and calls of investments and a $7,000 decrease in other income.

Non-interest expense for the quarter ended June 30, 2005 was $1.6 million, an increase of $74,000, or 5.0%, from $1.5 million for the same quarter a year ago. This increase reflects a $34,000 increase in occupancy and equipment expense, a $23,000 increase in salary and benefits expense, an increase of $21,000 in professional fees and an $8,000 increase in data processing expense, partially offset by a $10,000 decrease in stationary and supply expense, and an $8,000 decrease in other expense.

At June 30, 2005, total assets were $223.4 million, an increase of $10.2 million from March 31, 2005 and a $13.8 million increase from June 30, 2004. Net loans outstanding increased $6.3 million compared to $132.6 million at March 31, 2005 and $15.1 million to $138.9 million compared to June 30, 2004. The increase in loans compared to March 31, 2005 was caused primarily by a $3.8 million increase in commercial real estate loans, a $1.3 million increase in commercial loans and a $949,000 increase in construction loans. The growth in assets was supported by the growth in deposits and Federal Home Loan Bank advances. Total deposits, including securities sold under agreements to repurchase, were $170.5 million at June 30, 2005, a decrease of $553,000 compared to June 30, 2004 and an increase of $3.3 million over March 31, 2005. Federal Home Loan Bank advances increased to $21.6 million at June 30, 2005 compared to $15.6 million and $9.6 million at March 31, 2005 and June 30, 2004, respectively.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with seven banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding Enfield Federal's products and services, please visit www.enfieldfederal.com.


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                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)



Income Statement Data                                          Quarter Ended
                                                                  June 30,
                                                            2005           2004

Net interest and dividend income                           $1,929         $1,750
Provision for loan losses                                  $   32         $   60
Non-interest income                                        $  185         $  163
Non-interest expense                                       $1,563         $1,489
Net income                                                 $  336         $  240
Earnings per share:
   Basic                                                   $ 0.15         $ 0.11
   Diluted                                                 $ 0.15         $ 0.11


Balance Sheet Data                June 30, 2005   March 31, 2005   June 30, 2004

Total assets                         $223,429        $213,202        $209,614
Total loans, net                     $138,891        $132,557        $123,742
Loan loss reserve                    $  1,467        $  1,437        $  1,333
Total deposits                       $166,715        $162,991        $170,459
Repurchase agreements                $  3,811        $  4,244        $    620
FHLB advances                        $ 21,602        $ 15,620        $  9,615
Total equity                         $ 28,961        $ 28,439        $ 27,076
Book value per share(1)              $  13.26        $  13.02        $  12.48



Key Ratios                                                     Quarter Ended
                                                                  June 30,
                                                            2005           2004

Return on average assets                                    0.61%          0.48%
Return on average equity                                    4.65%          3.52%
Net interest margin                                         3.81%          3.79%

(1) Calculation excludes unallocated ESOP shares and unvested shares of restricted stock.

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